UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2009
Willis Group Holdings Public Limited Company
(Exact name of registrant as specified in its charter)

Ireland	001-16503	Applied For

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
c/o Willis Group Limited, 51 Lime Street, London, EC3M 7DQ, England and Wales

(Address, including Zip Code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (44) (20) 7488-8111
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02 Unregistered Sales of Equity Securities
Item 3.03 Material Modification to Rights of Security Holders
Item 5.01 Changes in Control of Registrant
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
INDEX TO EXHIBITS
EX-3.1
EX-3.2
EX-4.1
EX-4.2
EX-4.3
EX-10.1
EX-10.2
EX-10.3
EX-10.4
EX-10.5
EX-10.6
EX-10.7
EX-10.8
EX-10.9
EX-10.10
EX-10.11
EX-10.12
EX-10.13
EX-10.14
EX-10.15
EX-10.16
EX-10.17
EX-10.18
EX-10.19
EX-10.20
EX-10.21
EX-10.22
EX-99.1

Item 1.01 Entry into a Material Definitive Agreement.
Supplemental Indentures
     On December 31, 2009, Willis North America Inc., as issuer, Willis Group Holdings Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Willis-Bermuda”), Willis Group Holdings Public Limited Company, an Irish public limited company and current parent of the Willis group (“Willis-Ireland”), Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquisition plc, TA IV Limited and Willis Group Limited, as the guarantors, and The Bank of New York Mellon, as trustee, entered into the Fifth Supplemental Indenture (the “Fifth Supplemental Indenture”) to the Senior Indenture dated as of July 1, 2005 (as supplemented by the First Supplemental Indenture dated as of July 1, 2005, the Second Supplemental Indenture dated as of March 28, 2007, the Third Supplemental Indenture dated as of October 1, 2008 and the Fourth Supplemental Indenture dated as of September 29, 2009, together the “2005 Indenture”). In connection with the Fifth Supplemental Indenture, Willis-Ireland assumed Willis-Bermuda’s obligations as “Parent Guarantor” under the 2005 Indenture, Willis Netherlands Holdings B.V. assumed all of the obligations of a “Guarantor” under the 2005 Indenture and Willis-Bermuda was released from any obligations under the 2005 Indenture. The Fifth Supplemental Indenture is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary of the Fifth Supplemental Indenture is qualified in its entirety by reference to such Exhibit to this Current Report on Form 8-K.
     On December 31, 2009, Trinity Acquisition Limited, as issuer, Willis-Bermuda, Willis-Ireland, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, TA II Limited, TA III Limited, TA IV Limited, Willis Group Limited and Willis North America Inc., as the guarantors, and The Bank of New York Mellon, as trustee, entered into the Second Supplemental Indenture (the “Second Supplemental Indenture”) to the Indenture dated as of March 6, 2009 (as supplemented by the First Supplemental Indenture dated as of November 18, 2009, together the “2009 Indenture”). In connection with the Second Supplemental Indenture, Willis-Ireland assumed Willis-Bermuda’s obligations as the public holding company and as a guarantor under the 2009 Indenture, Willis Netherlands Holdings B.V. assumed all of the obligations of a guarantor under the 2009 Indenture and Willis-Bermuda was released from any obligations under the 2009 Indenture. The Second Supplemental Indenture is filed as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary of the Second Supplemental Indenture is qualified in its entirety by reference to such Exhibit to this Current Report on Form 8-K.
     In addition to the documents referenced above, the First Supplemental Indenture dated as of November 18, 2009 among Trinity Acquisition Limited, as the issuer, Willis-Bermuda, Willis Investment UK Holdings Limited, TA I Limited, TA II Limited, TA III Limited, TA IV Limited, Willis Group Limited and Willis North America Inc., as the guarantors, and The Bank of New York Mellon, as the trustee, to the Indenture dated as of March 6, 2009, as previously described in our Current Report on Form 8-K filed on November 19, 2009, is filed as Exhibit 4.3 to this Current Report on Form 8-K.
Guaranty Supplement
     Willis-Bermuda is a party to that certain Credit Agreement, dated as of October 1, 2008, among Willis North America Inc., Willis-Bermuda, Bank of America, N.A., as administrative agent and swing line lender, and Bank of America Securities LLC, as administrative agent and sole lead arranger, and the lenders party thereto (as amended by the Amendment dated November 14, 2008, the Second Amendment dated February 4, 2009, the Third Amendment dated October 28, 2009, and the Fourth Amendment dated November 18, 2009, the “Credit Agreement”). On December 31, 2009, in accordance with the Credit Agreement and in connection with the Transaction (as such term is defined in Item 8.01 below), among other things, Willis-Ireland became a guarantor of the obligations under the Credit Agreement pursuant to a supplement (the “Guaranty Supplement”) to the Guaranty Agreement, dated as of October 1, 2008 (the “Guaranty”), among Willis North America Inc., Willis-Bermuda, the other guarantors party thereto and Bank of America, N.A., as administrative agent. The Guaranty is filed as Exhibit 10.1 to this Current Report on Form 8-K and the Guaranty Supplement is filed as Exhibit 10.2 to this Current Report on Form 8-K, and each is incorporated herein by reference. The foregoing summary of the Guaranty Supplement is qualified in its entirety by reference to such Exhibit to this Current Report on Form 8-K.
     In addition to the documents referenced above, the Fourth Amendment dated November 18, 2009 to the Credit Agreement, dated as of October 1, 2009, among Willis North America Inc., Willis-Bermuda, the lenders party thereto, Bank of America, N.A., as administrative agent and swing line lender, and Bank of America Securities LLC, as sole lead arranger, as previously described in our Current Report on Form 8-K filed on November 19, 2009, is filed as Exhibit 10.3 to this Current Report on Form 8-K.
Plan Amendments
     On December 31, 2009, Willis-Ireland and Willis-Bermuda entered into a Deed Poll of Assumption (the “Deed Poll of Assumption”) pursuant to which Willis-Ireland assumed, as of the Transaction Time (as such term is defined in Item 8.01 below), the following equity incentive plans, sub-plans and certain other plans and related agreements and other documents of Willis-Bermuda, including all awards issued or granted thereunder (collectively, the “Plans”): (1) 1998 Share Purchase and Option Plan for Key Employees of Willis Group Holdings; (2) Willis Award Plan for Key Employees of Willis Group Holdings; (3) Willis Group Senior Management Incentive Plan; (4) Willis Group Holdings 2001 North America Employee Share Purchase Plan; (5) Willis Group Holdings 2001 Share Purchase and Option Plan (and the following sub-plans: Willis Group Holdings 2001 Bonus and Share Plan; Willis Group Holdings 2004 Bonus and Share Plan; Rules of the Willis Group Holdings Sharesave Plan 2001 for the United Kingdom; The Willis Group Holdings Irish Sharesave Plan; and The Willis Group Holdings International Sharesave Plan; and including the form of performance-based option agreement); (6) Willis Group Holdings 2008 Share Purchase and Option Plan (including the form of the performance-based restricted share units award agreement); (7) the Hilb, Rogal and Hamilton Company 2000 Share Incentive Plan; and (8) the Hilb Rogal & Hobbs Company 2007 Share Incentive Plan. The Deed Poll of Assumption is filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary of the Deed Poll of Assumption is qualified in its entirety by reference to such Exhibit to this Current Report on Form 8-K.
     The Plans have been amended and restated (collectively, the “Amended Plans”), effective prior to the Transaction Time, to provide for certain clarifications to the change of control provisions therein and, effective at the Transaction Time, to, among others: (i) facilitate the assumption or adoption by Willis-Ireland of the Plans; (ii) provide that shares of Willis-Ireland will be issued, acquired, purchased, held, available or used to measure benefits or calculate amounts as appropriate under the Plans instead of shares of Willis-Bermuda; and (iii) provide for the appropriate substitution of Willis-Ireland in place of references to Willis-Bermuda in the Plans. The Amended Plans are filed as Exhibits 10.5-10.19 to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing summary of the Amended Plans is qualified in its entirety by reference to such Exhibits to this Current Report on Form 8-K.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The descriptions of the Fifth Supplemental Indenture, the Second Supplemental Indenture and the Guaranty Supplement included under Item 1.01 are incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities.
     The information included under Item 8.01 is incorporated herein by reference.
     In connection with the Transaction, Willis-Ireland issued a total of approximately 168,645,200 ordinary shares to holders of Willis-Bermuda common shares immediately prior to the Transaction Time. The terms and conditions of the issuance of the securities were sanctioned by the Supreme Court of Bermuda after a hearing upon the fairness of such terms and conditions at which all Willis-Bermuda shareholders had a right to appear and of which adequate notice had been given. The issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 3(a)(10) of the Securities Act.
Item 3.03 Material Modification to Rights of Security Holders.
     The information included under Items 5.03 and 8.01 is incorporated herein by reference.
Item 5.01 Changes in Control of Registrant.
     The information included under Item 8.01 is incorporated herein by reference.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
Election of Directors and Appointment of Officers
     On December 31, 2009, effective on the Transaction Time, the executive officers and directors of Willis-Bermuda immediately prior to the completion of the Transaction became the executive officers and directors of Willis-Ireland. Willis-Ireland’s memorandum and articles of association provide for a single class of directors, just as Willis-Bermuda had, and Willis-Ireland’s directors will be subject to re-election at the 2010 annual general meeting of Willis-Ireland.

Indemnification Arrangements
     In connection with the Transaction, each of Willis-Ireland and Willis North America Inc., a Delaware corporation, are entering into deeds of indemnity and indemnification agreements, respectively, with each of the directors and certain officers of Willis-Ireland as well as certain individuals serving as directors or officers of Willis-Ireland’s subsidiaries. These arrangements provide for the indemnification of, and advancement of expenses to, the indemnitee by Willis-Ireland and Willis North America Inc., respectively, to the fullest extent permitted by law and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. A form of deed of indemnity with Willis-Ireland is filed as Exhibit 10.20 to this Current Report on Form 8-K and a form of indemnification agreement with Willis North America Inc. is filed as Exhibit 10.21 to this Current Report on Form 8-K, and each is incorporated herein by reference. The foregoing summary of the deeds of indemnity and the indemnification agreements is qualified in its entirety by reference to such Exhibits to this Current Report on Form 8-K.
Letter regarding Joseph J. Plumeri Employment Agreement
     In connection with the Transaction, Joseph J. Plumeri, Willis-Bermuda and Willis North America Inc. entered into a certain letter agreement dated as of December 30, 2009 waiving any rights or benefits to which Mr. Plumeri may be entitled under his Amended and Restated Employment Agreement, dated as of March 25, 2001 (as amended), if the Transaction constituted a change of control or resulted in a right to terminate for good reason. This letter agreement is filed as Exhibit 10.22 and incorporated herein by reference, and the foregoing information is qualified in its entirety by reference to Exhibit 10.22.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     The information included under Item 8.01 is incorporated herein by reference.
     On December 31, 2009, in connection with and effective upon completion of the Transaction, Willis-Ireland amended its memorandum and articles of association. The summary of the material terms of Willis-Ireland’s memorandum and articles of association and comparison thereof to the terms of Willis-Bermuda’s articles of association and bye-laws included under the headings “Description of Willis Group Holdings Public Limited Company Share Capital” and “Comparison of Rights of Shareholders and Powers of the Board of Directors” in Willis-Bermuda’s Definitive Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on November 2, 2009 are incorporated into this Item 5.03 by reference. Willis-Ireland’s memorandum and articles of association are filed as Exhibit 3.1 and incorporated herein by reference, and the foregoing information is qualified in its entirety by reference to Exhibit 3.1.
     With effect from the Transaction Time, the board of directors of Willis-Ireland approved a change in Willis-Ireland’s fiscal year from December 30 to December 31.
Item 8.01 Other Events.
     On December 31, 2009, Willis-Bermuda and Willis-Ireland completed a scheme of arrangement pursuant to which Willis-Bermuda’s common shares were cancelled and Willis-Bermuda’s common shareholders received, on a one-for-one basis, ordinary shares of Willis-Ireland for the purpose of changing the place of incorporation of the parent company of the Willis group from Bermuda to Ireland (the “Transaction”). The Transaction became effective at 6:59 p.m. Eastern Time on December 31, 2009 (the “Transaction Time”). As a result of the Transaction, Willis-Bermuda is now a wholly-owned subsidiary of Willis-Ireland. On December 31, 2009, Willis-Ireland issued a press release announcing completion of the Transaction. The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
     Prior to the Transaction, the Willis-Bermuda common shares were registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and listed on the New York Stock Exchange (“NYSE”) under the symbol “WSH.” Willis-Bermuda requested that the NYSE file with the Commission a Form 25 to remove the Willis-Bermuda common shares from listing on the NYSE. After the Form 25 becomes effective, Willis-Bermuda will file a Form 15 with the Commission to terminate the registration of the Willis-Bermuda common shares and suspend its reporting obligations under Sections 13 and 15(d) of the Exchange Act.
     Pursuant to Rule 12g-3(a) promulgated under the Exchange Act, the Willis-Ireland ordinary shares are deemed registered under Section 12(b) of the Exchange Act and Willis-Ireland is the successor issuer to Willis-Bermuda. The Willis-Ireland ordinary shares were approved for listing on the NYSE and began trading on January 4, 2010 under the symbol “WSH,” the same symbol under which the Willis-Bermuda common shares previously traded.
     Set forth below is a description of the share capital of Willis-Ireland. For purposes of the following description, references to the “Company,” “we” and “our” refer to Willis-Ireland.

DESCRIPTION OF SHARE CAPITAL OF WILLIS-IRELAND
     The following description of our share capital is a summary. This summary is subject to the Irish Companies Acts 1963-2009 (the “Irish Companies Acts”) and is qualified in its entirety by reference to our memorandum and articles of association, which are filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference. We encourage you to read those laws and documents carefully.
Capital Structure
     Authorized Share Capital. Our authorized share capital is €40,000 divided into 40,000 ordinary shares with a nominal value of €1 per share and US$575,000 divided into 4,000,000,000 ordinary shares with a nominal value of US$0.000115 per share and 1,000,000,000 preferred shares with a nominal value of US$0.000115 per share. The authorized share capital includes 40,000 ordinary shares with a nominal value of €1 per share in order to satisfy statutory requirements for all Irish public limited companies commencing operations.
     We may issue shares subject to the maximum prescribed by our authorized share capital contained in our memorandum and articles of association. The authorized share capital may be increased or reduced by way of an ordinary resolution of our shareholders. The shares comprising our authorized share capital may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish company law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association of the Company or by an ordinary resolution adopted by the shareholders at a general meeting. An ordinary resolution requires the approval of over 50% of the votes of a company’s shareholders cast at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders of the company by an ordinary resolution. Because of this requirement of Irish law, our articles of association authorize our board of directors to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of such articles of association, which were effective on December 31, 2009.
     The rights and restrictions to which the ordinary shares will be subject are prescribed in our articles of association. Our articles of association entitle the board of directors, without shareholder approval, to determine the terms of the preferred shares we may issue. Our board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares, unless expressly provided by the terms of that class or series or shares, to provide from time to time for the issuance of other classes or series of preferred shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.
     Irish law does not recognize fractional shares held of record. Accordingly, our articles of association do not provide for the issuance of fractional shares, and our official Irish register will not reflect any fractional shares.
     Issued Share Capital. Immediately prior to the Transaction, the issued share capital of Willis-Ireland was €40,000, comprised of 40,000 ordinary shares, with nominal value of €1 per share (the “Euro Share Capital”). In connection with the consummation of the Transaction, the Euro Share Capital was acquired by Willis-Ireland and was then cancelled by Willis-Ireland. Willis-Ireland then issued approximately 168,645,200 ordinary shares having a nominal value of US$0.000115 each. All shares issued on completion of the Transaction were issued as fully paid up.
Pre-emption Rights, Share Warrants and Share Options
     Under Irish law certain statutory pre-emption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, we have opted out of these pre-emption rights in our articles of association as permitted under Irish company law. Under Irish law this opt-out will cease to be effective after five years unless renewed by a special resolution of the shareholders. A special resolution requires the approval of not less than 75% of the votes of our shareholders cast at a general meeting. If the opt-out is not renewed, shares issued for cash must be offered to pre-existing shareholders of the Company pro rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution and shares issued under employee share plans).
     Our articles of association provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which we are subject, our board of directors is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. Our board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit). In connection with the Transaction, we assumed, on a one-for-one basis, Willis-Bermuda’s existing obligations to deliver shares under our equity incentive plans, warrants or other rights pursuant to the terms thereof.
     The Irish Companies Acts prohibit an Irish company from allotting shares for “nil” or no consideration. Accordingly, the nominal value of the shares issued upon the lapse of restrictions or the vesting of any restricted stock unit, performance shares awards, bonus shares or any other share-based grants must be paid pursuant to the Irish Companies Acts.
     We are subject to the rules of the New York Stock Exchange (the “NYSE”) and the Internal Revenue Code of 1986, as amended (the “Code”), that require shareholder approval of certain equity plan and share issuances.
Dividends
     Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means our accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless our net assets are equal to, or in excess of, the aggregate of our called up share capital plus undistributable reserves and the distribution does not reduce our net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which our accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed our accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.
     The determination as to whether or not we have sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of the Company. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Irish Companies Acts, which give a “true and fair view” of our unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).
     Although we did not have any distributable reserves immediately following the Transaction Time, we are taking steps to create such distributable reserves.
     The mechanism as to who declares a dividend and when a dividend shall become payable is governed by our articles of association. Our articles of association authorize the directors to declare such dividends as appear justified from our profits without the approval of the shareholders at a general meeting. The board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. The board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of cash or non-cash assets.
     Our directors may deduct from any dividend payable to any member all sums of money (if any) payable by such member to the Company in relation to the shares of the Company.

     Our directors are also entitled to issue shares with preferred rights to participate in dividends we declare. The holders of such preferred shares may, depending on their terms, rank senior to our ordinary shares in terms of dividend rights and/or be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.
Share Repurchases, Redemptions and Conversions
     Overview
     Our articles of association provide that any ordinary share which we acquire or agree to acquire shall be converted into a redeemable share. Accordingly, for Irish company law purposes, our repurchase of ordinary shares can technically be effected as a redemption of those shares as described below under “— Repurchases and Redemptions by the Company.” If our articles of association did not contain such provision, repurchases by the Company would be subject to many of the same rules that apply to purchases of our shares by subsidiaries described below under “— Purchases by Subsidiaries of the Company,” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Except where otherwise noted, when we refer elsewhere in this Current Report on Form 8-K to repurchasing or buying back ordinary shares of the Company, we are referring to the redemption of ordinary shares by the Company pursuant to such provision of our articles of association or the purchase of our ordinary shares by us or our subsidiaries, in each case in accordance with our articles of association and Irish company law as described below.
     Repurchases and Redemptions by the Company
     Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described above under “— Dividends”) or, subject to certain restrictions, the proceeds of a new issue of shares for that purpose. Although we did not have any distributable reserves immediately following the Transaction Time, we are taking steps to create such distributable reserves. We may only issue redeemable shares where the nominal value of the issued share capital that is not redeemable is at least 10% of the nominal value of our total issued share capital. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Based on the provision of our articles described above, shareholder approval will not be required to redeem our shares.
     We may also be given an additional general authority to purchase our own shares on-market which would take effect on the same terms and be subject to the same conditions as applicable to purchases by our subsidiaries as described below.
     Our board of directors will also be entitled to issue preferred shares which may be redeemed at our option or our shareholders’, depending on the terms of such preferred shares. Please see “— Capital Structure — Authorized Share Capital” above for additional information on preferred shares.
     Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by us at any time must not exceed 10% of the nominal value of our issued share capital. We cannot exercise any voting rights in respect of shares held as treasury shares. Treasury shares may be cancelled by us or re-issued subject to certain conditions.
     Purchases by Subsidiaries of the Company
     Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase our shares either on-market or off-market. A general authority of our shareholders (by way of ordinary resolution) is required to allow a subsidiary of the Company to make on-market purchases of our shares. However, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of the Company is required. Willis-Bermuda together with the nominee shareholders of the Company authorized the purchase of our shares by subsidiaries of the Company, such that our subsidiaries will be authorized to purchase shares in an aggregate amount approximately equal to the remaining authorization under the former Willis-Bermuda share repurchase program. This authority will expire no later than 18 months after the date on which it takes effect.
     In order for a subsidiary of ours to make an on-market purchase of our shares, such shares must be purchased on a “recognized stock exchange.” The NYSE, on which our shares became listed following the Transaction, is not currently specified as a recognized stock exchange for this purpose by Irish company law. It is possible that the Irish authorities will take appropriate steps in the near future to add the NYSE to the list of recognized stock exchanges. For an off-market purchase by a subsidiary of ours, the proposed purchase contract must be authorized by special resolution of our shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the meeting at which the special resolution is voted on, the purchase contract must be on display or must be available for inspection by shareholders at our registered office. The purchase contract must also be available for inspection at that meeting.
     The number of shares held by our subsidiaries at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of our issued share capital. While a subsidiary holds our shares, it cannot exercise any voting rights in respect of those shares. The acquisition of our shares by a subsidiary must be funded out of distributable reserves of the subsidiary.
     Existing Share Repurchase Program
     The board of directors of Willis-Bermuda has previously authorized a program to repurchase up to one billion of its common shares. Our board of directors authorized the repurchase of our shares by the Company and our subsidiaries and Willis-Bermuda and the nominee shareholders of the Company authorized the purchase of our shares by our subsidiaries, such that the Company and its subsidiaries are authorized to purchase shares in an aggregate amount approximately equal to the remaining authorization under the former Willis-Bermuda share repurchase program.
     As noted above, because repurchases of our shares by the Company can technically be effected as a redemption of those shares pursuant to the articles of association, such repurchases may be made whether or not the NYSE is a “recognized stock exchange” and shareholder approval for such repurchases will not be required.
     However, because purchases of our shares by our subsidiaries may be made only on a “recognized stock exchange” and only if the required shareholder approval has been obtained, the shareholder authorization for purchases by our subsidiaries described above was made effective as of the later of (i) the Transaction Time (which has occurred) and (ii) the date on which the NYSE becomes a recognized stock exchange for this purpose. This authorization will expire no later than 18 months after the date on which it takes effect, and we expect that we would seek shareholder approval to renew this authorization at future annual general meetings.
Bonus Shares
     Under our articles of association, our board of directors may resolve to capitalize any amount for the time being standing to the credit of any of our reserves (including any capital redemption reserve fund or share premium account) or to the credit of profit and loss account for issuance and distribution to shareholders as fully paid-up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.
Consolidation and Division; Subdivision
     Under our articles of association, we may by ordinary resolution consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares or subdivide its shares into smaller amounts than is fixed by its articles of association.
Reduction of Share Capital
     We may, by ordinary resolution, reduce our authorized share capital in any way. We also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel our issued share capital in any way.

Annual Meetings of Shareholders
     We are required to hold an annual general meeting within 18 months of incorporation and at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after our fiscal year-end. We plan to hold an annual general meeting in 2010. Under Irish law, our first annual general meeting is permitted to be held outside Ireland. Thereafter, any annual general meeting may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting. We intend to hold annual general meetings in Ireland. Because of the 15-month requirement described in this paragraph, our articles of association include a provision reflecting this requirement of Irish law.
     Notice of an annual general meeting must be given to all of our shareholders and to our auditors. Our articles of association provide for a minimum notice period of 21 days, which is the minimum permitted under Irish law.
     The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of auditors and the fixing of the auditor’s remuneration (or delegation of same). An auditor is deemed to be reappointed at an annual general meeting without any resolution being passed, unless the auditor is not qualified for reappointment, a resolution is passed that the auditor shall not be reappointed (or appointing another auditor) or the auditor is unwilling to be reappointed.
     Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at an annual general meeting and serve until the next following general meeting. Any nominee for director who does not receive a majority of the votes cast is not elected to the board.
Special Meetings of Shareholders
     Extraordinary general meetings of the Company may be convened by (i) the chairman of the board of directors, (ii) the board of directors, (iii) on requisition of shareholders holding not less than 10% of our paid up share capital carrying voting rights or (iv) on requisition of our auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.
     Notice of an extraordinary general meeting must be given to all of our shareholders and to our auditors. Under Irish law, the minimum notice periods are 21 days notice in writing for an extraordinary general meeting to approve a special resolution and 14 days notice in writing for any other extraordinary general meeting. Because of the 21 day and 14 day requirements described in this paragraph, our articles of association include provisions reflecting these requirements of Irish law.
     In the case of an extraordinary general meeting convened by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of this requisition notice, the board of directors has 21 days to convene a meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21 day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.
     If the board of directors becomes aware that our net assets are half or less of the amount of our called-up share capital, our directors must convene an extraordinary general meeting of our shareholders not later than 28 days from the date that one of the directors learns of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Quorum for General Meetings
     The presence, in person or by proxy, of the holders of at least 50% of our ordinary shares outstanding constitutes a quorum for the conduct of business. No business may take place at a general meeting of the Company if a quorum is not present in person or by proxy. The board of directors has no authority to waive quorum requirements stipulated in our articles of association. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum in respect of the proposals. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.
Voting
     Our articles of association provide that all resolutions shall be decided by a poll. Every shareholder shall have one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights may be exercised by shareholders registered in our share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by our articles of association. Our articles of association permit the appointment of proxies by the shareholders to be notified to us electronically in such manner as may be approved by the board of directors.
     In accordance with our articles of association, our directors may from time to time cause us to issue preferred shares. These preferred shares may have such voting rights as may be specified in the terms of such preferred shares (e.g., they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the preferred shares).
     Treasury shares will not be entitled to be voted at general meetings of shareholders.
     Irish company law requires “special resolutions” of the shareholders at a general meeting to approve certain matters. A special resolution requires the approval of not less than 75% of the votes of our shareholders cast at a general meeting where a quorum is present. This may be contrasted with “ordinary resolutions,” which require a simple majority of the votes of our shareholders cast at a general meeting.
     Examples of matters requiring special resolutions include:
•	amending the objects of the Company;

•	amending the articles of association of the Company;

•	approving the change of name of the Company;

•	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	opting out of pre-emption rights on the issuance of new shares;

•	re-registration of the Company from a public limited company as a private company;

•	variation of class rights attaching to classes of shares (where the articles of association do not provide otherwise), which special resolution would be of the class concerned;

•	purchase of own shares off-market;

•	the reduction of share capital;

•	sanctioning a compromise/scheme of arrangement;

•	resolving that the Company be wound up by the Irish courts;

•	resolving in favor of a shareholders’ voluntary winding-up;

•	re-designation of shares into different share classes; and

•	setting the re-issue price of treasury shares.
Variation of Rights Attaching to a Class or Series of Shares
     Any variation of class or series rights attaching to our issued shares is addressed in our articles of association as well as the Irish Companies Acts and must in accordance with the articles of association be approved by ordinary resolution of the class or series affected.
Inspection of Books and Records
     Under Irish law, shareholders have the right to: (i) receive a copy of our memorandum and articles of association and any act of the Irish Government which alters our memorandum of association; (ii) inspect and obtain copies of the minutes of our general meetings and resolutions; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by the Company; and (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting. Our auditors will also have the right to inspect all of our books, records and vouchers. The auditors’ report must be circulated to the shareholders with our financial statements prepared in accordance with Irish law 21 days before the annual general meeting and must be read to the shareholders at our annual general meeting.
Acquisitions
     There are a number of mechanisms for acquiring an Irish public limited company, including:
(a)	a court-approved scheme of arrangement under the Irish Companies Acts. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of: (i) 75% of the voting shareholders by value; and (ii) 50% in number of the voting shareholders, at a meeting called to approve the scheme;

(b)	through a tender offer by a third party for all of our shares. Where the holders of 80% or more of our shares have accepted an offer for their shares in the Company, the remaining shareholders may be statutorily required to also transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If our shares were listed on the Irish Stock Exchange or another regulated stock exchange in the European Union (“EU”), this threshold would be increased to 90%; and

(c)	it is also possible for us to be acquired by way of a merger with an EU-incorporated public company under the EU Cross-Border Merger Directive 2005/56. Such a merger must be approved by a special resolution. If we are being merged with another EU public company under the EU Cross-Border Merger Directive 2005/56 and the consideration payable to our shareholders is not all in cash, the directive allows for an amendment of the exchange rate applied in the merger in certain circumstances.
     Under Irish law, there is no requirement for a company’s shareholders to approve a sale, lease or exchange of all or substantially all of a company’s property and assets.
Appraisal Rights
     Generally, under Irish law, shareholders of an Irish company do not have dissenters or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company and a company incorporated in the

European Economic Area, a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% of the voting shares is held by the other company the party to the merger of the transferor company has the right to request that the other company acquire its shares for cash.
Disclosure of Interests in Shares
     Under the Irish Companies Acts, there is a notification requirement for shareholders who acquire or cease to be interested in five percent of the shares of an Irish public limited company. A shareholder of the Company must therefore make such a notification to us if as a result of a transaction the shareholder will be interested in five percent or more of our shares; or if as a result of a transaction a shareholder who was interested in more than five percent of our shares ceases to be so interested. Where a shareholder is interested in more than five percent of our shares, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to us. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of our share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. All such disclosures should be notified to us within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above no right or interest of any kind whatsoever in respect of any of our shares concerned, held by such person, shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to the shares concerned reinstated.
     In addition to the above disclosure requirement, we, under the Irish Companies Acts, may by notice in writing require a person whom we know or have reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in our relevant share capital to: (i) indicate whether or not it is the case; and (ii) where such person holds or has during that time held an interest in our shares, to give such further information as may be required by the Company including particulars of such person’s own past or present interests in our shares within such three year period. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.
     Where such a notice is served by us on a person who is or was interested in our shares and that person fails to give the Company any information required within the reasonable time specified, we may apply to court for an order directing that the affected shares be subject to certain restrictions. Under the Irish Companies Acts, the restrictions that may be placed on the shares by the court are as follows:
(a)	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

(b)	no voting rights shall be exercisable in respect of those shares;

(c)	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d)	no payment shall be made of any sums due from the Company on those shares, whether in respect of capital or otherwise.
     Where our shares are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.
Anti-Takeover Provisions
     Irish Takeover Rules and Substantial Acquisition Rules
     A transaction by virtue of which a third party is seeking to acquire 30% or more of the voting rights of the Company will be governed by the

Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.
     General Principles
     The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:
•	in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of securities in the target company must have sufficient time to allow them to make an informed decision regarding the offer;

•	the board of a company must act in the interests of the company as a whole. If the board of the target company advises the holders of securities as regards the offer it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

•	false markets in the securities of the target company or any other company concerned by the offer must not be created;

•	a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered;

•	a target company may not be hindered longer than is reasonable by an offer for its securities. This is a recognition that an offer will disrupt the day-to-day running of a target company particularly if the offer is hostile and the board of the target company must divert its attention to resist the offer; and

•	a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) will only be allowed to take place at an acceptable speed and shall be subject to adequate and timely disclosure.
     Mandatory Bid
     If an acquisition of shares were to increase the aggregate holding of an acquirer and its concert parties to shares carrying 30% or more of the voting rights in the Company, the acquirer and, depending on the circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make a cash offer for the remaining outstanding shares at a price not less than the highest price paid for the shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by an acquisition of shares by a person holding (together with its concert parties) shares carrying between 30% and 50% of the voting rights in the Company if the effect of such acquisition were to increase the percentage of the voting rights held by that person (together with its concert parties) by 0.05% within a 12-month period. A single holder (that is, a holder excluding any parties acting in concert with the holder) holding more than 50% of the voting rights of a company is not subject to this rule.
     Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements
     A voluntary offer is an offer that is not a mandatory offer. If a bidder or any of its concert parties acquire our ordinary shares within the period of three months prior to the commencement of the offer period, the offer price must be not less than the highest price paid for our ordinary shares by the bidder or its concert parties during that period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, having regard to the General Principles, believes it is appropriate to do so.

     If the bidder or any of its concert parties has acquired our ordinary shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of our total ordinary shares or (ii) at any time after the commencement of the offer period, the offer shall be in cash (or accompanied by a full cash alternative) and the price per ordinary share shall be not less than the highest price paid by the bidder or its concert parties during, in the case of (i), the period of 12 months prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of our total ordinary shares in the 12 month period prior to the commencement of the offer period if the Irish Takeover Panel, having regard to the General Principles, considers it just and proper to do so.
     An offer period will generally commence from the date of the first announcement of the offer or proposed offer.
     Substantial Acquisition Rules
     The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of the Company. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of the Company is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of the Company and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.
     Frustrating Action
     Under the Irish Takeover Rules, our board of directors is not permitted to take any action which might frustrate an offer for our shares once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent except as noted below. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:
(a)	the action is approved by our shareholders at a general meeting; or

(b)	with the consent of the Irish Takeover Panel where:
(i)	the Irish Takeover Panel is satisfied the action would not constitute a frustrating action;

(ii)	the holders of 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii)	the relevant action is pursuant to a contract entered into prior to the announcement of the offer; or

(iv)	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.
     For other provisions that could be considered to have an anti-takeover effect, please see above at “— Authorized Share Capital” (regarding issuance of preferred shares), “— Pre-emption Rights, Share Warrants and Share Options” and “— Disclosure of Interests in Shares,” in addition to “— Corporate Governance” below.
Corporate Governance
     Our articles of association allocate authority over the management of the Company to the board of directors. The board of directors may then delegate the management of the Company to committees (consisting of members of the board or other persons) or executives, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of the Company. The Company has replicated the existing committees that were previously in place for Willis-Bermuda, which include an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. We also adopted, with certain amendments, Willis-Bermuda’s Corporate Governance Guidelines, Code of Ethics and Insider Trading Policy. In addition, we adopted a new Regulation FD Corporate Communications Policy.
Legal Name; Formation; Fiscal Year; Registered Office
     The legal and commercial name of the Company is Willis Group Holdings Public Limited Company. We were incorporated in Ireland as a public limited company on September 24, 2009 with company registration number 475616. Our fiscal year ends on December 31 and our registered address is Grand Mill Quay, Barrow Street, Dublin 4, Ireland.
Duration; Dissolution; Rights upon Liquidation
     Our duration will be unlimited. We may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required. We may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where we have failed to file certain returns. Our articles of association also provide for a voluntary winding up to be effected by way of a unanimous vote of the shareholders.
     The rights of the shareholders to a return of our assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in our articles of association or the terms of any preferred shares issued by our directors from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of the Company. If the articles of association contain no specific provisions in respect of a dissolution or winding up then, subject to the priorities or any creditors, the assets will be distributed to shareholders in proportion to the paid-up nominal value of the shares held. Our articles of association provide that our ordinary shareholders are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares.
Uncertificated Shares
     Holders of our ordinary shares will not have the right to require the Company to issue certificates for their shares. We will only issue uncertificated ordinary shares.
Stock Exchange Listing
     Immediately following the Transaction Time, our ordinary shares became listed on the NYSE under the symbol “WSH,” the same symbol under which the Willis-Bermuda common shares were previously listed. We do not plan for our ordinary shares to be listed on the Irish Stock Exchange at the present time.
No Sinking Fund
     Our ordinary shares have no sinking fund provisions.
No Liability for Further Calls or Assessments
     The shares to be issued in the Transaction were duly and validly issued and fully-paid.
Transfer and Registration of Shares
     Our share register will be maintained by our transfer agent. Registration in this share register will be determinative of membership in the

Company. A shareholder of the Company who holds shares beneficially will not be the holder of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee will be the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in our official share register, as the depository or other nominee will remain the record holder of such shares.
     A written instrument of transfer is required under Irish law in order to register on our official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly, or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer also is required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on our official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.
     Any transfer of our shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to our transfer agent. Our articles of association allow us, in our absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty payable by a buyer. In the event of any such payment, the Company (on behalf of itself or its affiliates) is entitled to (i) seek reimbursement from the buyer or seller (at its discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at its discretion), and (iii) claim a lien against our shares on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in our shares has been paid unless one or both of such parties is otherwise notified by us.
     Our articles of association delegate to our Secretary the authority to execute an instrument of transfer on behalf of a transferring party.
     In order to help ensure that the official share register is regularly updated to reflect trading of our shares occurring through normal electronic systems, we intend to regularly produce any required instruments of transfer in connection with any transactions for which we pay stamp duty (subject to the reimbursement and set-off rights described above). In the event that we notify one or both of the parties to a share transfer that we believe stamp duty is required to be paid in connection with such transfer and that we will not pay such stamp duty, such parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from us for this purpose) or request that we execute an instrument of transfer on behalf of the transferring party in a form determined by us. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to our transfer agent, the buyer will be registered as the legal owner of the relevant shares on our official Irish share register (subject to the matters described below).
     If we are under a contractual obligation to register or to refuse to register the transfer of a share to any person, the board of directors shall act in accordance with such obligation and register or refuse to register the transfer of a share to such person, whether or not it is a fully-paid share or a share on which we have a lien. Subject to the previous sentence, our directors have general discretion to decline to register an instrument of transfer of a share whether or not it is a fully-paid share or a share on which we have a lien.
     The registration of transfers may be suspended by our directors at such times and for such period, not exceeding in the whole 30 days in each year, as the directors may from time to time determine.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description
3.1	Memorandum and Articles of Association of Willis Group Holdings Public Limited Company

3.2	Certificate of Incorporation of Willis Group Holdings Public Limited Company

4.1	Fifth Supplemental Indenture dated as of December 31, 2009 among Willis North America Inc., as the Issuer, Willis Group Holdings Limited, Willis Group Holdings Public Limited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquisition plc, TA IV Limited and Willis Group Limited, as the Guarantors, and The Bank of New York Mellon, as the Trustee, to the Indenture dated as of July 1, 2005

4.2	Second Supplemental Indenture dated as of December 31, 2009 among Trinity Acquisition Limited, as the Issuer, Willis Group Holdings Limited, Willis Group Holdings Public Limited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, TA II Limited, TA III Limited, TA IV Limited, Willis Group Limited and Willis North America Inc., as the Guarantors, and The Bank of New York Mellon, as the Trustee, to the Indenture dated as of March 6, 2009

4.3	First Supplemental Indenture dated as of November 18, 2009 among Trinity Acquisition Limited, as the Issuer, Willis Group Holdings Limited, Willis Investment UK Holdings Limited, TA I Limited, TA II Limited, TA III Limited, TA IV Limited, Willis Group Limited and Willis North America Inc., as the Guarantors, and The Bank of New York Mellon, as the Trustee, to the Indenture dated as of March 6, 2009

10.1	Guaranty Agreement, dated as of October 1, 2008, among Willis North America Inc., Willis Group Holdings Limited, the other Guarantors party thereto and Bank of America, N.A., as Administrative Agent

10.2	Supplement to Guaranty dated as of December 31, 2009 under the Guaranty Agreement, dated as of October 1, 2008, among Willis North America Inc., Willis Group Holdings Limited, the other Guarantors party thereto and Bank of America, N.A., as Administrative Agent

10.3	Fourth Amendment dated as of November 18, 2009 to the Credit Agreement, dated as of October 1, 2009, among Willis North America Inc., Willis Group Holdings Limited, the Lenders party thereto, Bank of America, N.A., as Administrative Agent and Swing Line Lender, and Bank of America Securities LLC, as Sole Lead Arranger

10.4	Deed Poll of Assumption dated as of December 31, 2009 between Willis Group Holdings Limited and Willis Group Limited Public Limited Company

10.5	1998 Share Purchase and Option Plan for Key Employees of Willis Group Holdings

10.6	Willis Award Plan for Key Employees of Willis Group Holdings

10.7	Willis Group Senior Management Incentive Plan

10.8	Willis Group Holdings 2001 North America Employee Share Purchase Plan

10.9	Willis Group Holdings 2001 Share Purchase and Option Plan

10.10	Form of Performance-Based Option Agreement under the Willis Group Holdings 2001 Share Purchase and Option Plan

10.11	The Willis Group Holdings 2001 Bonus and Share Plan

10.12	The Willis Group Holdings 2004 Bonus and Share Plan

10.13	Rules of the Willis Group Holdings Sharesave Plan 2001 for the United Kingdom

Exhibit
Number	Description
10.14	The Willis Group Holdings Irish Sharesave Plan

10.15	The Willis Group Holdings International Sharesave Plan

10.16	Willis Group Holdings 2008 Share Purchase and Option Plan

10.17	Form of Performance-Based Restricted Share Units Award Agreement under the Willis Group Holdings 2008 Share Purchase and Option Plan

10.18	Hilb, Rogal and Hamilton Company 2000 Share Incentive Plan

10.19	Hilb Rogal & Hobbs Company 2007 Share Incentive Plan

10.20	Form of Deed of Indemnity of Willis Group Limited Public Limited Company

10.21	Form of Indemnification Agreement of Willis North America Inc.

10.22	Letter dated as of December 30, 2009 regarding Amended and Restated Employment Agreement, dated as of March 25, 2001 (as amended), between Willis Group Holdings Limited, Willis North America Inc. and Joseph J. Plumeri

99.1	Press Release, dated December 31, 2009

SIGNATURES
     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2010	WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
	By:	/s/ Adam G. Ciongoli
Adam G. Ciongoli
General Counsel

INDEX TO EXHIBITS

Exhibit
Number	Description
3.1	Memorandum and Articles of Association of Willis Group Holdings Public Limited Company

3.2	Certificate of Incorporation of Willis Group Holdings Public Limited Company

4.1	Fifth Supplemental Indenture dated as of December 31, 2009 among Willis North America Inc., as the Issuer, Willis Group Holdings Limited, Willis Group Holdings Public Limited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquisition plc, TA IV Limited and Willis Group Limited, as the Guarantors, and The Bank of New York Mellon, as the Trustee, to the Indenture dated as of July 1, 2005

4.2	Second Supplemental Indenture dated as of December 31, 2009 among Trinity Acquisition Limited, as the Issuer, Willis Group Holdings Limited, Willis Group Holdings Public Limited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, TA II Limited, TA III Limited, TA IV Limited, Willis Group Limited and Willis North America Inc., as the Guarantors, and The Bank of New York Mellon, as the Trustee, to the Indenture dated as of March 6, 2009

4.3	First Supplemental Indenture dated as of November 18, 2009 among Trinity Acquisition Limited, as the Issuer, Willis Group Holdings Limited, Willis Investment UK Holdings Limited, TA I Limited, TA II Limited, TA III Limited, TA IV Limited, Willis Group Limited and Willis North America Inc., as the Guarantors, and The Bank of New York Mellon, as the Trustee, to the Indenture dated as of March 6, 2009

10.1	Guaranty Agreement, dated as of October 1, 2008, among Willis North America Inc., Willis Group Holdings Limited, the other Guarantors party thereto and Bank of America, N.A., as Administrative Agent

10.2	Supplement to Guaranty dated as of December 31, 2009 under the Guaranty Agreement, dated as of October 1, 2008, among Willis North America Inc., Willis Group Holdings Limited, the other Guarantors party thereto and Bank of America, N.A., as Administrative Agent

10.3	Fourth Amendment dated as of November 18, 2009 to the Credit Agreement, dated as of October 1, 2009, among Willis North America Inc., Willis Group Holdings Limited, the Lenders party thereto, Bank of America, N.A., as Administrative Agent and Swing Line Lender, and Bank of America Securities LLC, as Sole Lead Arranger

10.4	Deed Poll of Assumption dated as of December 31, 2009 between Willis Group Holdings Limited and Willis Group Limited Public Limited Company

10.5	1998 Share Purchase and Option Plan for Key Employees of Willis Group Holdings

10.6	Willis Award Plan for Key Employees of Willis Group Holdings

10.7	Willis Group Senior Management Incentive Plan

10.8	Willis Group Holdings 2001 North America Employee Share Purchase Plan

10.9	Willis Group Holdings 2001 Share Purchase and Option Plan

10.10	Form of Performance-Based Option Agreement under the Willis Group Holdings 2001 Share Purchase and Option Plan

10.11	The Willis Group Holdings 2001 Bonus and Share Plan

10.12	The Willis Group Holdings 2004 Bonus and Share Plan

10.13	Rules of the Willis Group Holdings Sharesave Plan 2001 for the United Kingdom

10.14	The Willis Group Holdings Irish Sharesave Plan

Exhibit
Number	Description
10.15	The Willis Group Holdings International Sharesave Plan

10.16	Willis Group Holdings 2008 Share Purchase and Option Plan

10.17	Form of Performance-Based Restricted Share Units Award Agreement under the Willis Group Holdings 2008 Share Purchase and Option Plan

10.18	Hilb, Rogal and Hamilton Company 2000 Share Incentive Plan

10.19	Hilb Rogal & Hobbs Company 2007 Share Incentive Plan

10.20	Form of Deed of Indemnity of Willis Group Limited Public Limited Company

10.21	Form of Indemnification Agreement of Willis North America Inc.

10.22	Letter dated as of December 30, 2009 regarding Amended and Restated Employment Agreement, dated as of March 25, 2001 (as amended), between Willis Group Holdings Limited, Willis North America Inc. and Joseph J. Plumeri

99.1	Press Release, dated December 31, 2009